IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

RICHARD A. JOSEPH, R.J. ALAN COMPANY,       :
INC., R.J. ALAN COMPANY, INC. PROFIT        :
SHARING PLAN, ROBERT J. WHEELER,            :
ILLAMPU CAPITAL CORP. and JEFFREY           :
SERKES,                                     :
                                            :
                  Plaintiffs,               :
                                            :
v.                                          :        C.A. No.  20188-NC
                                            :
MICHAEL E. HEISLEY, SR., KATHLEEN A.        :
COTE, STANLEY H. MEADOWS, ANDREW            :
G.C. SAGE, II, EMILY HEISLEY STOECKEL,      :
THE HEICO COMPANIES, L.L.C., and            :
WORLDPORT COMMUNICATIONS, INC.,             :
                                            :
                  Defendants.               :

                                    COMPLAINT
                                    ---------

         Plaintiffs, derivatively on behalf of nominal defendant WorldPort Communications, Inc. ("WorldPort"), allege as follows:

                                Nature of Action
                                ----------------

         1. This shareholder derivative action challenges a transaction by which WorldPort expended over half of its total assets buying back virtually all of its outstanding preferred stock from its controlling stockholder at a price that demonstrably exceeds fair market value. The WorldPort preferred stock accrued no interest, paid no cumulative dividend, could not be redeemed by the holder, had no maturity date, could only be converted into common stock at disadvantageous conversion ratios, and was illiquid. The holders of the preferred stock could s not make any demand on WorldPort respecting any payment on the shares. The preferred stock therefore represented a free source of capital to WorldPort, which WorldPort could use for any corporate purpose at no cost. Given its

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limited economic rights, the preferred stock had a fair market value far less than its stated value or liquidation preference. Nevertheless, Worldport purchased virtually all of the preferred stock and paid $67.4 million for the privilege of doing so, a price that represented the full amount of the liquidation preference and the full amount of the dividend, neither of which was due. The transaction cannot be explained by any economic or business rationale, except that the seller, defendant The Heico Companies, L.L.C. ("Heico"), is the controlling stockholder of WorldPort and is managed by defendant Michael E. Heisley, Sr., WorldPort's Chairman, who controls all of the other members of WorldPort's five-person board of directors.

                                   The Parties
                                   -----------

         2. Plaintiff Richard A. Joseph is the beneficial owner of 10,000 shares of WorldPort common stock. Plaintiff R.J. Alan Company, Inc. is the beneficial owner of 359,490 shares of WorldPort common stock. Plaintiff R.J. Alan Company, Inc. Profit Sharing Plan is the beneficial owner of 107,802 shares of WorldPort common stock. Plaintiff Robert J. Wheeler is the beneficial owner of 370,647 shares of WorldPort common stock. Plaintiff Illampu Capital Corp. is the beneficial owner of 97,371 shares of WorldPort common stock. Plaintiff Jeffrey Serkes is the beneficial owner of 93,645 shares of WorldPort common stock. Collectively, the plaintiffs own 1,038,955 shares of WorldPort common stock, representing approximately 2.6% of the total common shares outstanding. Plaintiffs have been stockholders of WorldPort at all relevant times.

         3. Defendant Michael E. Heisley, Sr. is the Chairman of WorldPort and a director. He is also the sole managing member, President, and Chief Executive Officer of defendant Heico, a Delaware limited liability company that is owned by Heisley and members of his family. Heico is a holding company that owns interests in over 50 companies. Through its ownership of over 6 million shares

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of WorldPort common stock and virtually all of WorldPort's Series B, C, D, E and
G Convertible Preferred Stock, Heico controlled over 70% of the outstanding votes at WorldPort at the time of the challenged transaction. As discussed below, various Heico-affiliated companies employ each of WorldPort's five directors.

         4. Defendant Emily Heisley Stoeckel is a director of WorldPort. She is a director and owner of Heico, a Managing Director of investment firm Heico Acquisitions Inc. and a director of Heico affiliate Tom's Foods, Inc. She is the daughter of defendant Michael Heisley.

         5. Defendant Stanley H. Meadows is a director of WorldPort. He also serves as General Counsel and Assistant Secretary of Heico; as a director and officer of W.C.I. Acquisition Corp. ("WCI"), an affiliate of Heico that initiated a failed tender offer for the common stock of WorldPort; and as a director of Heico affiliate Tom's Foods, Inc. Meadows is a partner at the law firm of McDermott, Will & Emery, which performs corporate and securities work for WorldPort

         6. Defendant Andrew G. C. Sage, II is a director of WorldPort. He is also a director of Heico affiliate Tom's Food, Inc. and Chairman of the Board of Directors of Heico affiliate Robertson-Ceco Corporation. On information and belief, Sage is otherwise retired.

         7. Defendant Kathleen A. Cote is a director and the Chief Executive Officer of WorldPort. She owns no shares of WorldPort, and her stock options in WorldPort are underwater. By virtue of Heico's control over WorldPort, Cote serves as CEO at the suffrage of Heico and Michael Heisley.

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         8. Nominal defendant WorldPort is a Delaware corporation that has no active business operations and no business plan. As of November 30, 2002, WorldPort had total assets of $119.9 million, of which $118.3 million was in the form of cash and marketable securities. The common stock of WorldPort trades on the OTC Bulletin Board. As of February 28, 2003, there were 39,087,252 shares of WorldPort common stock outstanding.

                       Heico's WorldPort Preferred Stock
                       ---------------------------------

         9. WorldPort Series B, C, D, E and G Convertible Preferred Stock (each a "Preferred Series" of the "Preferred Stock") have substantially similar economic rights, which are of limited value as compared to the stated amount of each share of each Preferred Series.

         10. The liquidation preference for each Preferred Series is its stated amount plus all declared but unpaid dividends. Of critical importance, the dividend is fixed at 7% of the stated value and is "not cumulative." In ,other words, the dividend is a fixed amount that is only payable on a single occasion. Moreover, no dividend or interest accrues with respect to any Preferred Series. WorldPort can therefore delay indefinitely any payment to any holder of any Preferred Series without penalty. The only occasion when a dividend must be paid on any Preferred Series is when a cash dividend, distribution, or payment is made to the holders of common stock. The only occasion when the liquidation preference must be paid is upon a liquidation, dissolution or winding up of the company. Ownership of Preferred Stock does not confer on the holder any control over the timing or occurrence of any of those events.

         11. Adding together the collective stated liquidation preferences for each Preferred Series produces a sum of approximately $63.2 million. Adding a 7%

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dividend to that amount produces a total maximum cash payment to the holders of each Preferred Series of $67.6 million.

         12. The Preferred Series each have conversion rights that allow a holder to convert its preferred stock into common stock. Upon conversion, each Preferred Series is worth far less than its stated liquidation preference. In the aggregate, the outstanding shares of each Preferred Series prior to the challenged transaction could convert into a total of 22,066,271 common shares. Conversion of all the preferred stock would have increased the total number of common shares outstanding to 61,123,523. As of November 30, 2002, WorldPort's total stockholders equity was approximately of $88.6 million, based on estimates and assumptions concerning known and contingent assets and liabilities. On a fully converted basis, total stockholders equity would be approximately $1.45 per common share. Based on these assumptions, the total stockholders equity attributable to the Preferred Stock on a post-conversion basis would be approximately $32.0 million (22,066,271 x 1.45).

         13. There are no redemption rights for any Preferred Series.

         14. No market existed for shares of any Preferred Series.

         15. Until the challenged transaction, Heico owned virtually all of each Preferred Series.

         16. Given the illiquidity of the shares of each Preferred Series, the inability of Heico, in its capacity as a holder of such shares, to trigger an event by which it could receive the cash dividend or the liquidation preference, the incentive of WorldPort to postpone any such cash payments indefinitely, and the market price of the common stock as compared to the conversion price of each Preferred Series, any arms-length buyer of any of Heico's shares of each Preferred Series would demand a deep discount from the stated liquidation

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preference for the shares. Based on the calculations noted above, there is a difference of $35.6 between the total approximate equity value of the Preferred Stock on a post-conversion basis ($32.0 million) and the total maximum cash payments to the holders of the Preferred Stock upon the payments of dividends and the stated liquidation preference ($67.6 million).

                    Heico Extracts from WorldPort the Stated
          Liquidated Preference and Dividend for Each Preferred Series
          ------------------------------------------------------------

         17. Ever since late 2002, Heico has schemed to extract from WorldPort and its public stockholders the total amount of the stated liquidation preference and dividend for each Preferred Series.

         18. On December 23, 2002, Heico affiliate WCI commenced a tender offer to the public stockholders of WorldPort common stock at the price of $0.50 per share. The tender offer was conditioned on the valid tender of a majority of the outstanding common shares of WorldPort owned by the public, with the objective that WCI would own in excess of 90% of the s outstanding WorldPort common stock and then perform a short-form merger.

         19. As discussed above, the tender offer price of $0.50 per share was far below the approximate equity value of $1.45 per common share on a post-conversion basis. In its tender offer materials, WCI calculated the book value for the common stock after subtracting out the entire $67.6 million liquidation preference for the Preferred Stock. The tender offer expired on February 14, 2003, without any shares being purchased, due to an insufficient number of common shares having been tendered.

         20. In a February 7, 2003 press release announcing an extension of the tender offer, WCI disclosed that if the minimum condition for the tender offer was not satisfied or waived, WCI expected that WorldPort management "will continue to operate WorldPort substantially as presently operated and will defer

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any distributions with respect to its outstanding common stock until its contingent liabilities are further resolved."

         21. As WCI explained in that press release, WorldPort had good reason to wait at least two years before making any distributions to holders of common stock (and therefore not paying any 7% dividend to the holders of the Preferred Stock). WorldPort had received an income tax refund of $57.6 million in April 2002. The tax return that produced the refund is subject to audit by Internal Revenue Service until the expiration of the statute of limitations. Since the IRS could determine to require adjustments and a return of some or all of the refund, "distribution of WorldPort's assets to stockholders prior to the review of the refund by the IRS or the expiration of the statute of limitations for WorldPort's 2001 income tax return would result in significant risk for WorldPort's stockholders."

         22. This rationale applies equally to not making any payments or distributions to the holders of Preferred Stock. The amount of the tax refund ($57.6 million) exceeds the difference between the total stockholders' equity ($88.6 million) and the total stated liquidation preference and dividend of the Preferred Stock ($67.6 million). Should the Internal Revenue Service conduct an audit and then demand the return of the income tax refund, the holders of each Preferred Series would not receive the entirety of their liquidation preference. Litigation with the IRS could take years and delay any distributions to stockholders.

         23. By selling its Preferred Stock and extracting from WorldPort the entirety of the liquidation preference prior to any audit, Heico could mitigate the risks associated with the tax refund.

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         24. Shortly after the .expiration of the WCI tender offer, Heico caused
WorldPort to embark on a new strategy in an effort to extract the full amount of the liquidation preference and dividend for the Preferred Stock. This new strategy was completely contrary to the publicly stated expectations of WCI just days earlier, notwithstanding that WorldPort and WCI are both controlled by Heico and Michael Heisley.

         25. On February 28, 2003, WorldPort announced that it intended to make a self-tender offer for any and all outstanding shares of Common Stock at $0.50 per share, and that Heico would not be tendering its shares.

         26. In the same press release, WorldPort also announced an offer to purchase all of its Preferred Stock for a purchase price equal to the stated value plus a 7% declared dividend, for a total purchase price of $67.6 million. WorldPort announced that Heico had already told WorldPort that it would accept the offer to purchase its preferred stock.

         27. At the time of the above announcements, WorldPort did not indicate what corporate purpose would be served by either transaction. Indeed, WorldPort stated that it has no objectives other than "to continue to examine options to either invest in or acquire a new operating business or businesses or liquidate the Company." In fact, the two transactions were part of a unified strategy by which Heico sought to extract maximum cash out of WorldPort while maintaining control over it.

         28. On March 7, 2003, WorldPort announced that it had completed the purchase of approximately 99% of its outstanding preferred stock from Heico for $67.4 million, which price represented the aggregate liquidation preference of the purchased shares, plus a declared 7% dividend.

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

         29. In tender offer materials filed the same day, WorldPort elaborated that the purpose of the purchase of the Preferred Series was "to provide an opportunity for liquidity to the holders of our preferred stock." WorldPort did not explain why it was in the best interest of WorldPort and all of its stockholders to provide liquidity to Heico. Nor could it. It was manifestly in the best interest of Worldport not to provide liquidity to Heico, given the non-cumulative, non-accruing nature of the Preferred Stock that Heico owned.

         30. In no public document has WorldPort explained how it arrived at the purchase price for the Preferred Series. Illiquid securities, by their nature, demand a significant liquidity discount. A preferred security that has no right to redemption and no means to compel the payment of cash at any particular date necessarily demands a further significant discount from its stated liquidation preference. As discussed above, the maximum post-conversion value of the Preferred Stock is approximately $32.0 million. The potential of a tax audit and years of litigation with the Internal Revenue Service prior to liquidation diminishes the value of the Preferred Stock. Yet WorldPort obtained no discount from Heico.

         31. The declaration and payment of the 7% dividend to Heico is also unjustified and unexplained. Holders of the Preferred Series had no right to such a dividend. No common stock had been purchased by WorldPort at the time of the payment of the 7% dividend to Heico. WorldPort might never repurchase any common stock, notwithstanding the commencement of the self-tender. WorldPort's tender offer materials make clear that the self tender is subject to numerous conditions that may be asserted by WorldPort regardless of the circumstances giving rise to any condition prior to the April 4 expiration of the offer, which may be extended. One such condition is "the outbreak or escalation of a war (whether or not declared), acts of terrorism, armed hostilities or other international or national calamity directly or indirectly involving the United

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States." The inclusion of such a provision in tender offer materials distributed on the eve of an expected war in Iraq essentially renders the self-tender a one-way option for WorldPort.

         32. The self-tender is actually a mechanism to camouflage WorldPort's unjustifiable payment to Heico of a price that gives maximal effect to untriggered rights to the liquidation preference and dividend of each Preferred Series. WorldPort suggests that it is proper to offer liquidity to the holders of Preferred Stock because the self-tender similarly offers liquidity to the holders of common stock. That suggestion is nonsensical. Whatever the merits of affording liquidity to the public holders of common stock through the mechanism of a self-tender, that cannot justify paying excess value to Heico in a non-arms-length repurchase of the Preferred Stock.

         33. WorldPort also suggests that it is proper to pay a dividend to the holders of each Preferred Series because such dividends must be paid upon the payment of any cash to holders of common stock in the self-tender. But the prospect of a potential future payment of cash to holders of common stock cannot justify the present declaration and payment of a dividend to holders of each Preferred Series. Indeed, there would be no rational justification for a self-tender by WorldPort while the Preferred Stock remained outstanding, since consummation of the self-tender would necessitate the payment of $4.1 million in dividends to the holders of Preferred Stock.

         34. WorldPort has not disclosed that it engaged any financial advisor with respect to the purchase of the Preferred Stock from Heico. WorldPort has not disclosed that it engaged in any negotiations with Heico, any internal deliberations, or whether any WorldPort directors were excluded from any discussion or decision to buy Preferred Stock from Heico. Given that WorldPort paid an unjustifiable dividend and paid the full amount of a liquidation

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preference that was not due and might never become due, it is inconceivable that any director of WorldPort made a good faith, informed judgment that the $67.4 million payment to Heico was fair.

                               Futility of Demand
                               ------------------

         35. The facts alleged in the preceding paragraphs show that, at a minimum, a reasonable doubt exists as to whether the WorldPort Board of Directors is disinterested and independent, or the challenged transaction was the product of a valid exercise of business judgment. Accordingly, it would have been futile for plaintiffs to make demand on the WorldPort Board of Directors to take the actions requested as relief herein.

                                     Count I
                                     -------
        (Against the Individual Defendants for Breach of Fiduciary Duty)
        ----------------------------------------------------------------

         36. Plaintiffs repeat and reallege each of the foregoing paragraphs as if fully set forth herein.

         37. Each of the individual defendants owed fiduciary duties of care, loyalty and good faith to all of WorldPort's stockholders, had an affirmative duty to protect WorldPort from overreaching by its controlling stockholder, Heico, and had an affirmative duty to determine in good faith that the repurchase of the Preferred Stock from Heico was in the best interest of WorldPort and its holders of common stock, was at a fair price and was the product of fair dealing.

         38. By approving (or permitting the approval of) the repurchase of the Preferred Stock from Heico for $67.4 million, the individual defendants breached their fiduciary duties.

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                                    Count II
                                    --------
                  (Against Heico for Breach of Fiduciary Duty)
                  --------------------------------------------

         39. Plaintiffs repeat and reallege each of the foregoing paragraphs as if fully set forth herein.

         40. Heico, by virtue of its actual control of the management and affairs of WorldPort, Heico owed fiduciary duties to WorldPort and its stockholders.

         41. By exercising its control over WorldPort to cause the unfair initiation, timing, structuring, disclosure, and pricing of the repurchase of the Preferred Stock, to its advantage at the expense of WorldPort and its public stockholders, Heico has breached its fiduciary duties.

                                    Count III
                                    ---------
                     (Against Heico for Aiding and Abetting)
                     ---------------------------------------

         42. Plaintiffs repeat and reallege each of the foregoing paragraphs as if fully set forth herein.

         43. By creating and/or exploiting the conflicts of interest affecting WorldPort's directors, and by conspiring with the individual defendants to cause the WorldPort Board's approval of the repurchase of the Preferred Stock at a price that lacks entire fairness, Heico knowingly and actively participated in the breaches of the fiduciary duties of care, loyalty and good faith owed by the individual defendants to WorldPort and its common stockholders.

         WHEREFORE, Plaintiffs pray for judgment and relief as follows:

         A. Declaring that Defendants have breached their fiduciary duties to Worldport and its common stockholders;

         B. Directing Defendants to account to WorldPort for its damages resulting from Defendants' breaches of duty;

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         C. Awarding plaintiffs the costs of this action, including a reasonable allowance for attorneys' and expert fees; and

         D. Granting such other relief as the Court deems just and proper.



                                            ------------------------------------
                                            Andre G. Bouchard
                                            Joel Friedlander
                                            BOUCHARD MARGULES & FRIEDLANDER
                                            222 Delaware Avenue, Suite 1400
                                            Wilmington, DE  19801
                                            (302) 573-3500
                                            Attorneys for Plaintiffs

DATED:  March 12, 2003



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